UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

July 27, 2016
Date of Report (date of earliest event reported)

GIGPEAK, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-35520	26-2439072
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

130 Baytech Drive
San Jose, CA 95134
(Address of principal executive offices)

(408) 522-3100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) The Compensation Committee of GigPeak, Inc.’s (the “Company”) Board of Directors on July 27, 2016 approved for the Company’s principal executive officer, principal financial officer, and its other named executive officers a special one-time bonus for the previously disclosed successful acquisition of Magnum Semiconductor, Inc., consisting of: (i) special one-time cash bonuses in accordance with the Company’s normal payroll practices and subject to normal employee tax withholding in the following amounts and (ii) the grant of new Restricted Stock Units (“RSUs”) under the GigPeak, Inc. 2008 Equity Incentive Plan (the “2008 Plan”) as set forth below.

As previously disclosed in the Company’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on July 20, 2016, as Dr. Katz has previously been issued the maximum number of RSUs allowable under the 2008 Plan for calendar year 2016, the special one-time bonus for Dr. Katz consists entirely of cash.

Executive Officer Special One-Time Cash Bonus Table

Executive Officer	Special One-Time Cash Bonus
Dr. Avi Katz	$500,000
Dr. Raluca Dinu	$95,000
Darren Ma	$40,000

Executive Officer Special One-Time RSU Grants

RSUs with 25% of the total award vesting on August 1, 2017, and the remaining 75% vesting in twelve quarterly installments thereafter, beginning on November 1, 2017 and ending on August 1, 2020:

•	Dr. Raluca Dinu – 95,000 RSUs

•	Darren Ma – 40,000 RSUs

•	Andrea Betti-Berutto – 10,000 RSUs

The Company will withhold shares of stock subject to the RSUs at the time of vesting for the purposes of satisfying any tax withholding obligations which arise in connection with the vesting of such RSUs issued to the executive officers. The RSU awards are being made using the Form of Restricted Stock Unit Notice of Grant and Agreement previously filed by the Company as Exhibit 10.4 to the Current Report on Form 8-K as filed with the SEC on April 18, 2016, and the above summary of the terms of these restricted stock units is qualified in its entirety by reference to such form.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GIGPEAK, INC.

By:	/s/ Dr. Avi Katz
	Name:	Dr. Avi Katz
	Title:	Chief Executive Officer

Date: July 29, 2016